Exhibit 99.2

Summary of Indicative Terms – Credit Facilities

Borrower:	WEX Inc. (the “Borrower”)
Guarantors:	Same as existing
Security:	Same as existing
Facility:	Approximately $720 million Revolving Credit Facility	Approximately $435 million Term Loan A (1)
Maturity:	July 1, 2023 (springing to 8/1/22 if 4.750% Senior Notes due 2/1/23 still outstanding at that time; springing to 4/1/23 if TLB due 7/1/23 still outstanding at that time)
Pricing:	Pricing Grid per Consolidated Leverage Ratio (net of max $350mm of Permitted Securitizations) < 3.00x: 1.75% | 0.30% ≥ 3.00x: 2.00% | 0.40% ≥ 4.00x: 2.25% | 0.50%
OID/Upfront Fees:	Old Money: 10 bps | New Money: 25 bps
Amortization:	N/A	5.00% per annum (Same as existing)
Incremental:	Sum of: (i) Greater of (a) $375 million and (b) 50% Consolidated EBITDA (2) and, (ii) < 4.0x Consolidated Secured Leverage Ratio
Mandatory Prepayments:	N/A	Same as existing
Financial Covenant:
Maximum Consolidated Leverage Ratio:
 5.00x, stepping down to:
 4.50x for 12/31/19 test period, stepping down to:
 4.25x for 12/31/20 test period, stepping down to:
4.00x for 12/31/21 test period and thereafter
 Allow for a permanent 0.5x step-up following a Specified Acquisition (require total leverage 0.25x inside covenant at signing)
Replace definition of “Specified Acquisition” with ≥ $300 million purchase price test
Minimum Interest Coverage Ratio: 3.00x

Amendments:
•    Permit netting of unrestricted Corporate Cash of up to $125 million for the purposes of testing the Consolidated Leverage Ratio for Pricing Grid and Financial Covenant
•    Add limited condition acquisition provisions for (1) Specified Acquisition and Financial Covenants and (2) all other provisions(2)
•    Add provisions to avoid double counting if amounts are deposited to discharge senior notes(2)

(1)	Approximate amount.
(2)	This amendment will become effective when full requisite lender consent is obtained in the future.